Household Finance Corporation
Household Revolving Home Equity Loan Trust 1996-2
Revolving Home Equity Loan Asset Backed Certificates - Series 1996-2
P & S Agreement Date: November 1, 1996
Original Settlement Date: November 26, 1996
Series Number of Class A-1 Certificates: 441919AK3
Series Number of Class A-2 Certificates: N/A
Original Sale Balance: $776,373,000

Sum of 1/20/2001 - 12/20/2001
2001 AGGREGATE PAYMENTS	Distribution Dates

Distribution Date	Total 2001 (1)

Class A-1 Interest Distributed	7,146,940.66
Investor Principal Distribution A-1	52,264,653.28